CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 21, 2024, with respect to the consolidated financial statements included in the Annual Report of Abacus Life, Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statement of Abacus Life, Inc. on Form S-8 (File 333-275179).
/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
March 21, 2024